UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2025

Century Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40498	84-2040295
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

25 North 38th Street, 11th Floor Philadelphia, Pennsylvania	19104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (267) 817-5790

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Exchange on Which Registered
Common Stock, par value $0.0001 per share	IPSC	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 9, 2025, the Board of Directors (the “Board”) of Century Therapeutics, Inc. (the “Company”), upon the recommendation of the Nominating and Corporate Governance Committee of the Board, increased its size from six to eight directors and appointed Dr. Martin Murphy and Dr. Han Lee as directors of the Board, effective as of December 9, 2025 (the “Effective Date”). Dr. Murphy will serve as a Class III director with a term expiring at the 2027 Annual Meeting of Stockholders, or until his successor is duly elected and qualified or until his earlier resignation, death or removal, and Dr. Lee will serve as a Class II director with a term expiring at the 2026 Annual Meeting of Stockholders, or until his successor is duly elected and qualified or until his earlier resignation, death or removal. Dr. Murphy will serve as a member of the Compensation and Nominating and Corporate Governance Committees of the Board and Dr. Lee will serve as member of the Compensation and Audit Committees of the Board.

Dr. Murphy, 56, currently holds various board chair and director positions on several UK-based organizations including Synairgen plc, Cora Biosciences Limited and Legal & General UK Universities Ventures LP. Previously, Dr. Murphy served as co-founder of Syncona Limited and Chief Executive Officer and Investment Committee Chair of Syncona Investment Management Limited, or Syncona from October 2012 to November 2022. Prior to Syncona, Dr. Murphy served as a Managing Director of MVM Life Science Partners LLP from 2002 to 2012. Dr. Murphy also previously served on the board of Autolus Therapeutics plc from October 2013 to June 2024 and was a member of the Science Committee and Remuneration Committee during his tenure. Earlier in his career, Dr. Murphy was an Investment Manager at 3i Group plc from 2001 to 2002 and an Engagement Manager at McKinsey & Company from 1996 to 1999. Dr. Murphy received a Ph.D. from the University of Cambridge’s Emmanual College, and an M.A. in Biochemistry from the University of Oxford.

Dr. Lee, 45, most recently served as President and Chief Financial Officer of ImmPACT Bio, Inc., or ImmPACT, a privately-owned clinical-stage biotechnology company, from October 2023 until October 2024. Prior to ImmPACT, Dr. Lee served as Chief Financial Officer of Neogene Therapeutics, Inc., or Neogene, a private clinical-stage biotechnology company, from August 2021 to August 2023. Prior to Neogene, Dr. Lee served as the Chief Financial Officer of Arcellx, Inc., a public clinical-stage biotechnology company, from June 2018 to July 2021. Earlier in his career, Dr. Lee served as the Senior Director of Corporate Development and Ventures at AstraZeneca plc from 2014 to 2018. Dr. Lee received a Ph.D. in Genetics from Yale University, an M.B.A. from Yale University and a Bachelor of Arts in Molecular Cell Biology (Genetics Emphasis) and a minor in Chemistry from the University of California, Berkeley.

Drs. Murphy and Lee will be compensated for their service as non-employee directors pursuant to the Company’s Non-Employee Director Compensation Policy. Each of Drs. Murphy and Lee received an initial option award to purchase 88,000 shares of the Company’s common stock pursuant to the Company’s 2021 Equity Incentive Plan (the “Initial Option Grant”). The Initial Option Grant shall vest in equal monthly installments over a period of 36 months following the Effective Date, subject to the individual’s continued service with the Company. Each of them is also entitled to receive an annual cash retainer of $40,000 as a member of the Board. The Company entered into indemnification agreements with Drs. Murphy and Lee in substantially the same form as those entered into with the other directors of the Company.

The Board has determined that each of Drs. Murphy and Lee is an independent director under the applicable Nasdaq listing rules. There are no family relationships between either of Drs. Murphy or Lee and any of the directors or executive officers of the Company, and there are no transactions in which either of Drs. Murphy or Lee has a direct or indirect material interest requiring disclosure under Item 404(a) of Regulation S-K. There is no arrangement or understanding between either of Drs. Murphy or Lee and any other person pursuant to which Drs. Murphy and Lee were selected as directors of the Company.

Item 7.01 Regulation FD Disclosure

On December 9, 2025, the Company issued a press release announcing the appointments to the Board as discussed above. The full text of this press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein. The information in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference to such filing.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Document

99.1	Press Release of Century Therapeutics, Inc., dated December 9, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTURY THERAPEUTICS, INC.

By:	/s/ Brent Pfeiffenberger, PharmD, MBA
Name:	Brent Pfeiffenberger, PharmD, MBA
Title:	President and Chief Executive Officer

Date: December 9, 2025